The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated May 18, 2021

May , 2021	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust due May 27, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek unleveraged exposure to any appreciation of an unequally weighted basket of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust, up to a maximum return of at least 77.00%, at maturity.
•	Because the VanEck Vectors® Oil Services ETF makes up 50.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the VanEck Vectors® Oil Services ETF.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about May 21, 2021 and are expected to settle on or about May 26, 2021.
•	CUSIP: 48132UAG8

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)(3)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $25.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3) JPMS will pay a referral fee of $2.50 per $1,000 principal amount note to an affiliated or unaffiliated dealer and may pay a structuring fee of $4.00 per $1,000 principal amount note with respect to some or all of the notes to other affiliated or unaffiliated dealers.

If the notes priced today, the estimated value of the notes would be approximately $929.20 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The notes are linked to an unequally weighted basket consisting of the following:

•	50.00% of the VanEck Vectors® Oil Services ETF (Bloomberg ticker: OIH);
•	25.00% of the VanEck Vectors® Gold Miners ETF (Bloomberg ticker: GDX); and
•	25.00% of the iShares® Silver Trust (Bloomberg ticker: SLV) (each, a “Fund” and together, the “Funds”).

Maximum Return: At least 77.00% (corresponding to a maximum payment at maturity of at least $1,770.00 per $1,000 principal amount note) (to be provided in the pricing supplement)

Barrier Amount: 70.00% of the Initial Basket Value, which is 70.00

Pricing Date: On or about May 21, 2021

Original Issue Date (Settlement Date): On or about May 26, 2021

Observation Date *: May 21, 2025

Maturity Date*: May 27, 2025

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return), subject to the Maximum Return

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value but greater than or equal to the Barrier Amount, you will receive the principal amount of your notes at maturity.

If the Final Basket Value is less than the Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)

If the Final Basket Value is less than the Barrier Amount, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + (50.00% × Fund Return of the VanEck Vectors® Oil Services ETF) + (25.00% × Fund Return of the VanEck Vectors® Gold Miners ETF) + (25.00% × Fund Return of the iShares® Silver Trust)]

Fund Return: With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date

Final Value: With respect to each Fund, the closing price of one share of that Fund on the Observation Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust

Supplemental Terms of the Notes

The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).  The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Hypothetical Payout Profile

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

•	an Initial Basket Value of 100.00;
•	a Maximum Return of 77.00%; and
•	a Barrier Amount of 70.00 (equal to 70.00% of the hypothetical Initial Basket Value).

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
200.00	100.00%	77.00%	$1,770.00
190.00	90.00%	77.00%	$1,770.00
180.00	80.00%	77.00%	$1,770.00
177.00	77.00%	77.00%	$1,770.00
165.00	65.00%	65.00%	$1,650.00
150.00	50.00%	50.00%	$1,500.00
140.00	40.00%	40.00%	$1,400.00
130.00	30.00%	30.00%	$1,300.00
120.00	20.00%	20.00%	$1,200.00
110.00	10.00%	10.00%	$1,100.00
105.00	5.00%	5.00%	$1,050.00
101.00	1.00%	1.00%	$1,010.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
70.00	-30.00%	0.00%	$1,000.00
69.99	-30.01%	-30.01%	$699.90
60.00	-40.00%	-40.00%	$600.00
50.00	-50.00%	-50.00%	$500.00
40.00	-60.00%	-60.00%	$400.00
30.00	-70.00%	-70.00%	$300.00
20.00	-80.00%	-80.00%	$200.00
10.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

PS-2 | Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust

How the Notes Work

Upside Scenario:

If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Basket Return, up to the Maximum Return of at least 77.00%. Assuming a hypothetical Maximum Return of 77.00%, an investor will realize the maximum payment at maturity at a Final Basket Value at or above 177.00% of the Initial Basket Value.

•	If the closing level of the Basket increases 5.00%, investors will receive at maturity a 5.00% return, or $1,050.00 per $1,000 principal amount note.
•	Assuming a hypothetical Maximum Return of 77.00%, if the closing level of the Basket increases 90.00%, investors will receive at maturity a return equal to the 77.00% Maximum Return, or $1,770.00 per $1,000 principal amount note, which is the maximum payment at maturity.

Par Scenario:

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value but greater than or equal to the Barrier Amount of 70.00% of the Initial Basket Value, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Basket Value is less than the Barrier Amount of 70.00% of the Initial Basket Value, investors will lose 1% of the principal amount of their notes for every 1% that the Final Basket Value is less than the Initial Basket Value.

•	For example, if the closing level of the Basket declines 60.00%, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount note at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Basket Value is less than the Barrier Amount, you will lose 1% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value. Accordingly, under these circumstances, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN,

regardless of any appreciation of the Basket, which may be significant.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

PS-3 | Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust

•	THE BENEFIT PROVIDED BY THE BARRIER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE —

If the Final Basket Value is less than the Barrier Amount, the benefit provided by the Barrier Amount will terminate and you will be fully exposed to any depreciation of the Basket.

•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE UNDERLYINGS —

The notes are linked to an unequally weighted Basket composed of three Funds. Because the VanEck Vectors® Oil Services ETF makes up 50.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the VanEck Vectors® Oil Services ETF. In calculating the Final Basket Value, an increase in the price of one share of one of the Funds may be moderated, or more than offset, by lesser increases or declines in the prices of one share of the other Funds. In addition, high correlation of movements in the prices of one share of the Funds during periods of negative returns among the Funds could have an adverse effect on the payment at maturity on the notes.

•	YOU WILL NOT RECEIVE DIVIDENDS ON EITHER OF THE VanEck Vectors® OIL SERVICES ETF AND THE VanEck Vectors® Gold Miners ETF OR THE SECURITIES HELD BY EITHER OF THE VanEck Vectors® OIL SERVICES ETF AND THE VanEck Vectors® Gold Miners ETF OR HAVE ANY RIGHTS WITH RESPECT TO ANY FUND OR THE SECURITIES OR COMMODITIES HELD BY ANY FUND.
•	THE RISK OF THE CLOSING LEVEL OF THE BASKET FALLING BELOW THE BARRIER AMOUNT IS GREATER IF THE LEVEL OF THE BASKET IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Maximum Return.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the referral fee, the structuring fee, if any, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may

PS-4 | Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust

be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude the referral fee and the structuring fee, if any, and (b) may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, referral fee, structuring fee, if any, projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Basket

•	THERE ARE RISKS ASSOCIATED WITH RESPECT TO THE VanEck Vectors® OIL SERVICES ETF AND THE VanEck Vectors® Gold Miners ETF —

The VanEck Vectors® Oil Services ETF and the VanEck Vectors® Gold Miners ETF are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of each of these Funds and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX OR UNDERLYING COMMODITY, AS APPLICABLE, AS WELL AS THE NET ASSET VALUE PER SHARE —

Each of the VanEck Vectors® Oil Services ETF and the VanEck Vectors® Gold Miners ETF does not fully replicate its Underlying Index (as defined under “The Basket” below) and may hold securities different from those included in its Underlying Index.  In addition, the performance of each of the VanEck Vectors® Oil Services ETF and the VanEck Vectors® Gold Miners ETF will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index.  All of these factors may lead to a lack of correlation between the performance of each of the VanEck Vectors® Oil Services ETF and the VanEck Vectors® Gold Miners ETF and its Underlying Index.  In addition, corporate actions with respect to the equity securities underlying each of the VanEck Vectors® Oil Services ETF and the VanEck Vectors® Gold Miners ETF and its Underlying Index (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index.  Finally, because the shares of each of the VanEck Vectors® Oil Services ETF and the VanEck Vectors® Gold Miners ETF are traded on a securities exchange

PS-5 | Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust

and are subject to market supply and investor demand, the market value of one share of that Fund may differ from the net asset value per share of that Fund.

In addition, the iShares® Silver Trust does not fully replicate the performance of its Underlying Commodity due to the fees and expenses charged by the iShares® Silver Trust or by restrictions on access to the relevant Underlying Commodity due to other circumstances.  The iShares® Silver Trust does not generate any income, and as the iShares® Silver Trust regularly sells its Underlying Commodity to pay for ongoing expenses, the amount of its Underlying Commodity represented by each share gradually declines over time.  The iShares® Silver Trust sells its Underlying Commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its Underlying Commodity.  The sale by the iShares® Silver Trust of its Underlying Commodity to pay expenses at a time of low prices for its Underlying Commodity could adversely affect the value of the notes.  Additionally, there is a risk that part or all of the iShares® Silver Trust’s holdings in its Underlying Commodity could be lost, damaged or stolen.  Access to the iShares® Silver Trust’s Underlying Commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack).  All of these factors may lead to a lack of correlation between the performance of the iShares® Silver Trust and its Underlying Commodity.  In addition, because the shares of the iShares® Silver Trust are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the iShares® Silver Trust may differ from the net asset value per share of the iShares® Silver Trust.

During periods of market volatility, securities underlying each of the VanEck Vectors® Oil Services ETF and the VanEck Vectors® Gold Miners ETF or the Underlying Commodity of the iShares® Silver Trust may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of a Fund and the liquidity of a Fund may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund.  As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund.  For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index or Underlying Commodity, as applicable, as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	RISKS ASSOCIATED WITH THE OIL SERVICES SECTOR WITH RESPECT TO the VanEck Vectors® Oil Services ETF —

All or substantially all of the equity securities held by the VanEck Vectors® Oil Services ETF are issued by companies whose primary line of business is directly associated with the oil services sector.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.  The profitability of oil services companies is related to worldwide energy prices, including all sources of energy and exploration and production spending.  The price of energy, the earnings of oil services companies and the value of these companies’ securities are subject to significant volatility.  Oil services companies are also subject to risks of changes in exchange rates and the price of oil and gas, changes in prices for competitive energy services, changes in the global supply of and demand for oil and gas, government regulation, the imposition of import controls, world events, negative perception, depletion of resources and general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, as well as market, economic, social and political risks of the countries where oil services companies are located or do business.  Oil services companies operate in a highly competitive and cyclical industry, with intense price competition.

Oil services companies are exposed to significant and numerous operating hazards.  Oil services companies can be significantly affected by natural disasters and adverse weather conditions in the regions in which they operate.  The revenues of oil services companies may be negatively affected by contract termination and renegotiation.  Oil services companies are subject to, and may be adversely affected by, extensive federal, state, local and foreign laws, rules and regulations.  Oil services companies may also be adversely affected by environmental damage claims and other types of litigation.  Changes to environmental protection laws, including the implementation of policies with less stringent environmental protection standards and those geared away from sustainable energy development, could lead to fluctuations in supply, demand and prices of oil and gas.  The international operations of oil services companies expose them to risks associated with instability and changes in economic and political conditions, social unrest and acts of war, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business.  Additionally, changes to U.S. trading policies could cause friction with certain oil producing countries and between the governments of the United States and other major exporters of oil to the United States.  Some oil services companies are engaged in other lines of business unrelated to oil services, and they may experience problems with these lines of business, which could adversely affect their operating results.  The operating results of these companies may fluctuate as a result of these

PS-6 | Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust

additional risks and events in the other lines of business.  In addition, a company’s ability to engage in new activities may expose it to business risks with which it has less experience than it has with the business risks associated with its traditional businesses.  Despite a company’s possible success in traditional oil services activities, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition.

These factors could affect the oil services sector and could affect the value of the equity securities held by the VanEck Vectors® Oil Services ETF and the price of one share of the VanEck Vectors® Oil Services ETF during the term of the notes, which may adversely affect the value of your notes.

•	RISKS ASSOCIATED WITH THE GOLD AND SILVER MINING INDUSTRIES WITH RESPECT TO THE VanEck Vectors® Gold Miners ETF —

All or substantially all of the equity securities held by the VanEck Vectors® Gold Miners ETF are issued by companies whose primary line of business is directly associated with the gold and/or silver mining industries.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers.  Investments related to gold and silver are considered speculative and are affected by a variety of factors.  Competitive pressures may have a significant effect on the financial condition of gold and silver mining companies.  Also, gold and silver mining companies are highly dependent on the price of gold and silver bullion, respectively, and may be adversely affected by a variety of worldwide economic, financial and political factors.  The price of gold and silver may fluctuate substantially over short periods of time, so the VanEck Vectors® Gold Miners ETF’s share price may be more volatile than other types of investments.  Fluctuation in the prices of gold and silver may be due to a number of factors, including changes in inflation, changes in currency exchange rates and changes in industrial and commercial demand for metals (including fabricator demand).  Additionally, increased environmental or labor costs may depress the value of metal investments. These factors could affect the gold and silver mining industries and could affect the value of the equity securities held by the VanEck Vectors® Gold Miners ETF and the price of the VanEck Vectors® Gold Miners ETF during the term of the notes, which may adversely affect the value of your notes.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE VanEck Vectors® OIL SERVICES ETF AND THE VanEck Vectors® Gold Miners ETF —

Some of the equity securities held by the VanEck Vectors® Oil Services ETF and the VanEck Vectors® Gold Miners ETF have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE VanEck Vectors® Gold Miners ETF —

Because the prices of the non-U.S. equity securities held by the VanEck Vectors® Gold Miners ETF are converted into U.S. dollars for purposes of calculating the net asset value of the VanEck Vectors® Gold Miners ETF, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities held by the VanEck Vectors® Gold Miners ETF trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the VanEck Vectors® Gold Miners ETF denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the VanEck Vectors® Gold Miners ETF will be adversely affected and any payment on the notes may be reduced.

•	THE iShares® Silver Trust IS NOT AN INVESTMENT COMPANY OR COMMODITY POOL AND WILL NOT BE SUBJECT TO REGULATION UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, OR THE COMMODITY EXCHANGE ACT —

Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

•	THE NOTES ARE SUBJECT TO RISKS ASSOCIATED WITH SILVER WITH RESPECT TO THE iSHARES® SILVER TRUST —

The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, increases in silver hedging activity by silver producers, significant changes in attitude by speculators and investors in silver, technical developments, substitution issues and

PS-7 | Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust

regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

•	THERE ARE RISKS RELATING TO COMMODITIES TRADING ON THE LBMA WITH RESPECT TO THE iSHARES® SILVER TRUST —

The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is determined by the LBMA or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA silver price as a global benchmark for the value of silver may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA silver price, which could adversely affect the value of the notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA silver price.

•	SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY —

The iShares® Silver Trust is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The iShares® Silver Trust’s Underlying Commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than notes linked to the prices of more commodities or a broad-based commodity index.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-8 | Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust

The Basket

The return on the notes is linked to an unequally weighted basket consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust. Because the VanEck Vectors® Oil Services ETF makes up 50.00% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the VanEck Vectors® Oil Services ETF.

The VanEck Vectors® Oil Services ETF is an exchange-traded fund of the VanEck Vectors® ETF Trust, a registered investment company, that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Oil Services 25 Index, which we refer to as the Underlying Index with respect to the VanEck Vectors® Oil Services ETF. The MVIS® US Listed Oil Services 25 Index is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector. For additional information about the VanEck Vectors® Oil Services ETF, see “Fund Descriptions — The VanEck Vectors ETFs” in the accompanying underlying supplement.

The VanEck Vectors® Gold Miners ETF is an exchange-traded fund of the VanEck Vectors® ETF Trust, a registered investment company, that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index, which we refer to as the Underlying Index with respect to the VanEck Vectors® Gold Miners ETF. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold or silver. For additional information about the VanEck Vectors® Gold Miners ETF, see “Fund Descriptions — The VanEck Vectors® ETFs” in the accompanying underlying supplement.

The iShares® Silver Trust is an investment trust sponsored by iShares® Delaware Trust Sponsor LLC. The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The assets of the iShares® Silver Trust consists primarily of silver held by a custodian on behalf of the iShares® Silver Trust. We refer to silver as the Underlying Commodity with respect to the iShares® Silver Trust. For additional information about the iShares® Silver Trust, see “Annex A” in this pricing supplement.

Historical Information

The following graphs set forth the historical performance of the Basket as a whole, as well as each Fund, based on the weekly historical closing prices of one share of each Fund from January 8, 2016 through May 14, 2021. The graph of the historical performance of the Basket assumes that the closing level of the Basket on January 8, 2016 was 100 and that the weights of the Funds were as specified under “Key Terms — Basket” in this pricing supplement on that date. The closing price of one share of the VanEck Vectors® Oil Services ETF on May 17, 2021 was $225.08. The closing price of one share of the VanEck Vectors® Gold Miners ETF on May 17, 2021 was $39.68. The closing price of one share of the iShares® Silver Trust on May 17, 2021 was $26.19. We obtained the closing prices of one share of the Funds above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices of one share of each Fund above and below may have been adjusted by Bloomberg for actions taken by that Fund, such as stock splits.

The historical closing levels of the Basket and the historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing prices of one share of the Funds on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

PS-9 | Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust

PS-10 | Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes.  In addition, it is possible that all or a portion of the long-term capital gain that you would otherwise recognize in respect of your notes up to the amount of the “net underlying long-term capital gain” could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain

PS-11 | Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust

financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the referral fee paid to an affiliated or unaffiliated dealer, the structuring fee, if any, paid to other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

PS-12 | Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus the referral fee paid to an affiliated or unaffiliated dealer, plus the structuring fee, if any, paid to other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf

PS-13 | Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust

•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-14 | Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust

Annex A

The iShares® Silver Trust

All information contained in this pricing supplement regarding the iShares® Silver Trust (the “Silver Trust”), has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Delaware Trust Sponsor LLC, a subsidiary of BlackRock, Inc., the sponsor of the Silver Trust. The Bank of New York Mellon is the trustee of the Silver Trust, and JPMorgan Chase Bank, N.A., London branch is the custodian of the Silver Trust. The Silver Trust trades under the ticker symbol “SLV” on NYSE Arca, Inc.

The Silver Trust seeks to reflect generally the performance of the price of silver, less the Silver Trust’s expenses and liabilities. The assets of the Silver Trust consist primarily of silver held by a custodian on behalf of the Silver Trust. The Silver Trust issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The shares of the Silver Trust are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.

The Silver Trust does not engage in any activity designed to derive a profit from changes in the price of silver. The Silver Trust’s only ordinary recurring expense is expected to be the sponsor’s fee, which is accrued daily at an annualized rate equal to 0.50% of the net asset value of the Silver Trust and is payable monthly in arrears. The trustee of the Silver Trust will, when directed by the sponsor of the Silver Trust, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of the Silver Trust sponsor’s fee and of Silver Trust expenses or liabilities not assumed by the sponsor. As a result of the recurring sales of silver necessary to pay the Silver Trust sponsor’s fee and the Silver Trust expenses or liabilities not assumed by the Silver Trust sponsor, the net asset value of the Silver Trust will decrease over the life of the Silver Trust. New deposits of silver, received in exchange for additional new issuances of shares by the Trust, do not reverse this trend.

Information provided to or filed with the Securities and Exchange Commission (the “SEC”) by the Silver Trust pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-239613 and 001-32863, respectively, through the SEC’s website at http://www.sec.gov. The Silver Trust is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. In addition, the Silver Trust is not a commodity pool within the meaning of the Commodity Exchange Act, as amended, and is not subject to regulation thereunder.

Silver

The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, increases in silver hedging activity by silver producers, significant changes in attitude by speculators and investors in silver, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

PS-15 | Structured Investments

Capped Barrier Notes Linked to an Unequally Weighted Basket Consisting of the VanEck Vectors® Oil Services ETF, the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust